FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter 2022 Financial Results

PITTSBURGH, Oct. 27, 2022 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the third quarter and nine months ended Sept. 30, 2022. FHLBank recorded net income of $74.4 million for the third quarter, and the Board of Directors declared dividends of 7.25% annualized on activity stock and 3.25% annualized on membership stock. Dividends are payable to stockholders on Oct. 28, 2022.

“As we celebrate the FHLBank System’s 90th anniversary, our cooperative remains strong,” said Winthrop Watson, President and Chief Executive Officer. “In response to member need, advance balances have continued to increase.”

Highlights for third quarter of 2022 include:
▪Net income of $74.4 million
▪Net interest income of $105.9 million
▪Advances at $58.4 billion
▪Mortgage loans held for portfolio, net at $4.6 billion
▪Letters of credit at $23.3 billion
▪Retained earnings at $1.5 billion

Operating Results

FHLBank’s net income totaled $74.4 million for the third quarter of 2022, compared to $22.6 million for the third quarter of 2021. Third quarter 2022 performance allowed FHLBank to set aside $8.3 million for affordable housing programs. The $51.8 million increase in net income was driven primarily by the following:

▪Net interest income was $105.9 million for the third quarter of 2022, an increase of $62.2 million from $43.7 million during the same prior-year period.
–Interest income was $447.6 million for the third quarter of 2022, compared to $98.8 million in the same prior-year period. This increase was the result of higher average advance balances and higher yields driven by higher short-term interest rates.
–Interest expense was $341.7 million for the third quarter of 2022, compared to $55.2 million in the same prior-year period. This increase was the result of higher average consolidated obligations and higher short-term interest rates.
▪Other noninterest income was $4.8 million for the third quarter of 2022 compared to $3.6 million in the same prior-year period. This $1.2 million increase was due primarily to valuation changes in FHLBank's derivative and trading security portfolios as a result of market volatility.

▪Other expense was $24.8 million for the third quarter of 2022 compared to $22.9 million in the same period in prior-year, an increase of $1.9 million. This increase was the result of higher compensation and benefits, including higher incentive compensation driven by FHLBank performance.
FHLBank’s net income totaled $130.6 million for the nine months ended Sept. 30, 2022, compared to $72.4 million for the same prior-year period. The $58.2 million increase was driven primarily by the following:
▪Net interest income was $217.0 million for the nine months ended Sept. 30, 2022, an increase of $76.5 million from $140.5 million in the same prior-year period.
–Interest income was $724.6 million for the nine months ended Sept. 30, 2022, compared with $322.3 million for the same prior-year period. This increase was the result of higher average advance balances, and higher yields driven by higher short-term interest rates.
–Interest expense was $507.6 million for the nine months ended Sept. 30, 2022, compared with $181.8 million in the same prior-year period. This increase was the result of higher average consolidated obligations and higher short-term interest rates.
▪Interest income also included net prepayment fees on advances of $1.9 million for the nine months ended Sept. 30, 2022, compared to $13.1 million for the same prior-year period.
▪Other non-interest income was $5.3 million for the nine months ended September 30, 2022, compared with $10.0 million for the same prior-year period. This $4.7 million decrease reflected losses in 2022 on investments that secure certain deferred compensation arrangements, along with higher net losses on derivatives and trading securities. Movements in interest rates in 2022 have led to volatility in the mark to market portfolio.

▪Other expense was $71.7 million for the nine months ended Sept. 30, 2022, compared with $72.0 million for the same prior-year period, a decrease of $0.3 million. Although other expense remains relatively unchanged, there were offsetting impacts. The decrease in operating expense was driven by market value changes of deferred compensation agreements, lower Federal Housing Finance Agency (FHFA) assessments, and smaller discretionary pension contributions, which were offset by higher compensation and benefit expenses and technology-related costs.

Balance Sheet Highlights

At Sept. 30, 2022, total assets were $86.3 billion, compared with $37.7 billion at Dec. 31, 2021. The increase was primarily due to an increase in advances, which totaled $58.4 billion at Sept. 30, 2022, compared to $14.1 billion at year-end 2021. Although advance levels increased driven by member demand, it is not uncommon for the FHLBank to experience variances in the overall advance portfolio driven primarily by changes in member needs. Market liquidity, as well as recent Federal Reserve actions continue to impact members' need for advances.

Total capital at Sept. 30, 2022, was $4.5 billion, compared to $2.7 billion at Dec. 31, 2021. Retained earnings at Sept. 30, 2022, was $1.5 billion, relatively unchanged from year-end 2021. Retained earnings at Sept. 30, 2022, included $479.8 million of restricted retained earnings, an increase of $22.4 million from year-end 2021. At Sept. 30, 2022, FHLBank had total regulatory capital of $4.6 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 7.25% and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.25%. These dividends will be calculated on stockholders’ average balances during the period July 1, 2022, to Sept. 30, 2022, and credited to stockholders’ accounts on Oct. 28, 2022.

The dividend rates demonstrate that FHLBank continues to return value to its member shareholders. Looking forward, market and business conditions can impact the FHLBank's overall performance, as well as the levels of future dividends.

Detailed financial information regarding third quarter 2022 results will be available in FHLBank's Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than Nov. 10, 2022.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions, including those relating to environmental, social, and governance matters; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	September 30, 2022	December 31, 2021
ASSETS:
Cash and due from banks	$22.7	$428.2
Investments	22,756.6	18,097.9
Advances	58,402.2	14,124.4
Mortgage loans held for portfolio, net	4,598.6	4,676.2
All other assets	499.2	324.6
Total assets	$86,279.3	$37,651.3

LIABILITIES:
Consolidated obligations	$80,611.8	$33,599.3
All other liabilities	1,204.4	1,316.3
Total liabilities	81,816.2	34,915.6

CAPITAL:
Capital stock	$3,050.0	$1,227.1
Retained earnings	1,480.0	1,398.4
Accumulated other comprehensive income	(66.9)	110.2
Total capital	4,463.1	2,735.7
Total liabilities and capital	$86,279.3	$37,651.3

	For the three months ended September 30,		For the nine months ended September 30,
Condensed Statement of Income	2022	2021	2022	2021
Total interest income	$447.6	$98.8	$724.6	$322.3
Total interest expense	341.7	55.2	507.6	181.8
Net interest income	105.9	43.6	217.0	140.5

Provision (reversal) for credit losses	3.2	(0.9)	5.4	(2.3)
Gains (losses) on investments	(8.4)	(3.1)	(28.3)	(15.8)
Gains (losses) on derivatives and hedging	6.7	(0.4)	15.4	5.3
All other income	6.5	7.1	18.2	20.5
All other expense	24.8	22.9	71.7	72.0
Income before assessments	82.7	25.2	145.2	80.8

AHP assessment	8.3	2.6	14.6	8.4
Net income	$74.4	$22.6	$130.6	$72.4

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